KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2005 THIRD QUARTER AND NINE MONTHS RESULTS

•	2005 third quarter earnings per share were $.67, including an estimated $.10 per share negative impact from Hurricanes Katrina and Rita, compared with $.53 earned in the 2004 third quarter

•	2005 first nine months earnings per share were $1.91, an increase of 33% compared with $1.44 per share earned in the 2004 first nine months

•	Marine transportation and diesel engine services business levels remained strong

•	2005 fourth quarter earnings per share guidance is $.68 to $.73 versus $.53 earned in the 2004 fourth quarter

Houston, Texas (October 26, 2005) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings for the third quarter ended September 30, 2005 of $17,285,000, or $.67 per share, compared with $13,250,000, or $.53 per share, for the third quarter of 2004. The 2005 third quarter results included an estimated $.10 per share negative impact from Hurricanes Katrina and Rita. Consolidated revenues for the 2005 third quarter were $198,741,000, a 15% increase compared with $173,389,000 for the 2004 third quarter.

Kirby reported net earnings for the first nine months of 2005 of $49,011,000, or $1.91 per share, compared with $36,048,000, or $1.44 per share, for the first nine months of 2004. Consolidated revenues for the first nine months of 2005 were $582,461,000, a 16% increase compared with $501,580,000 for the first nine months of 2004.

The results for both 2005 periods reflected strong petrochemical and black oil products volumes, coupled with higher contract rate renewals and higher spot market pricing. Marine transportation revenues and operating income for the 2005 third quarter increased 13% and 10%, respectively, compared with the third quarter of 2004. For the first nine months of 2005, marine transportation revenues and operating income increased 14% and 23%, respectively, when compared with the first nine months of 2004. Ton miles declined 5% for the 2005 third quarter, and 3% for the first nine months, when compared with the corresponding 2004 periods. The declines for both periods were due to disruptions associated with the two hurricanes, changes to geographic product mix, more canal and less river demand, and more delays at customers’ facilities due to dock congestion.

Hurricanes Katrina and Rita negatively impacted the 2005 third quarter and first nine months results by an estimated $.10 per share. Hurricane Katrina made landfall east of New Orleans on August 29th and Hurricane Rita made landfall on the Texas - Louisiana border on September 24th. Petrochemical and refinery facilities located in the paths or projected paths of the hurricanes shut down operations in advance of the storms. Waterways in the hurricane affected areas were closed and Kirby’s equipment was moved out of the paths or projected paths of the storms. The hurricanes caused no notable damage to Kirby’s tank barge and towboat fleet, or any of its facilities. At the present time, all waterways in the hurricane affected areas are open and operating normally. The majority of the petrochemical and refinery facilities impacted by the hurricanes have resumed full production or are currently in the process of resuming production. Several facilities south of New Orleans remain closed.

The diesel engine services segment’s third quarter 2005 revenues increased 31% and operating income increased 82% compared with the 2004 third quarter. For the first nine months of 2005, revenues and operating income increased 29% and 59%, respectively, compared with the 2004 first nine months. Both 2005 periods were positively impacted by strong service activity and direct parts sales in the majority of the marine, power generation and railroad markets. In addition, both 2005 periods benefited from higher service rates and parts pricing, and the 2005 first nine months benefited from the acquisition of Walker Paducah Corp. in April 2004.

Equity in earnings of marine affiliates for the 2005 third quarter totaled $1,395,000, reflecting full utilization of the 35% owned partnership offshore equipment for the majority of the quarter, with Hurricanes Katrina and Rita resulting in delays in late August and late September, respectively. The $782,000 loss for the 2004 third quarter was primarily attributable to a loss on the sale of the Company’s interest in a liquid products terminal.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “The full impact of the two hurricanes was mitigated by some customers electing to place equipment on a time charter basis prior to the storm. During the third quarter, petrochemical and black oil products volumes remained strong. We continued to renew term contracts at higher rates and spot market pricing remained favorable. On the operating side, lower fuel, cleaning, tankering, and shifting and towing expenses, all directly related to the hurricanes, lessened the impact of the storms. Certain employee benefit expenditures also declined during the 2005 third quarter.”

Commenting on the 2005 fourth quarter, Mr. Pyne stated, “We anticipate our business levels will remain strong. We do expect increased delay days from winter weather conditions. During October, the aftermaths of Hurricanes Katrina and Rita resulted in deviations in our normal customer supply and distribution patterns as petrochemical and refining facilities resumed production; however, we remained busy meeting customer demands. As we move into November, with the majority of our customers’ facilities back to full production, supply and distribution patterns are returning to normal. We are forecasting net earnings for the 2005 fourth quarter in the $.68 to $.73 per share range, a 28% to 38% increase over reported 2004 fourth quarter net earnings of $.53 per share. For the 2005 year, we are raising our earnings guidance to $2.59 to $2.64 per share, reflecting a 31% to 34% increase over 2004 net earnings of $1.97 per share. Our previous 2005 year earnings guidance was $2.50 to $2.60 per share. Capital spending guidance for 2005 is in the $115 to $120 million range and includes approximately $65 million for the construction of 18 new 30,000 barrel capacity tank barges and 20 new 10,000 barrel capacity tank barges. For 2006, currently scheduled new construction consists of twenty-three 30,000 barrel capacity tank barges at an estimated cost of $45 million. Delivery is scheduled throughout 2006, with the final barge scheduled for delivery in January 2007.”

This earnings press release includes marine transportation performance measures for both the 2005 and 2004 third quarters and first nine months. The performance measures include ton miles, revenues per ton mile, towboats operated and delay days. Comparable performance measures for the 2004 and 2003 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 27, 2005, to discuss the 2005 third quarter and first nine months, and the outlook for the 2005 fourth quarter and year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available at approximately 12:00 p.m. central time on October 27 through 6:00 p.m. on Friday, November 25, 2005, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 1604531. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/257814. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2005 and 2004 third quarters and first nine months with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION

Date:	Thursday, October 27, 2005
Time:	10:00 a.m. central time
U.S.:	888-328-2514
Int’l:	706-679-3262
Leader:	Steve Holcomb
Passcode:	Kirby
Webcast:	http://www.kirbycorp.com/ or http://audioevent.mshow.com/257814

A summary of the results for the third quarter and first nine months follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2005	2004	2005	2004
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$172,259	$153,114	$500,211	$437,672
Diesel engine services	26,482	20,275	82,250	63,908
	198,741	173,389	582,461	501,580
Costs and expenses:
Costs of sales and operating expenses	130,265	108,690	378,459	320,008
Selling, general and administrative	21,600	21,331	64,787	60,775
Taxes, other than on income	3,203	3,398	9,298	10,800
Depreciation and amortization	13,725	14,015	42,670	41,403
Loss (gain) on disposition of assets	24	43	(1,963)	241
	168,817	147,477	493,251	433,227

Operating income	29,924	25,912	89,210	68,353
Equity in earnings (loss) of marine affiliates	1,395	(782)	1,399	534
Loss on debt retirement	-	-	(1,144)	-
Other expense	(443)	(415)	(1,159)	(737)
Interest expense	(2,997)	(3,344)	(9,256)	(10,008)

Earnings before taxes on income	27,879	21,371	79,050	58,142
Provision for taxes on income	(10,594)	(8,121)	(30,039)	(22,094)

Net earnings	$17,285	$13,250	$49,011	$36,048

Net earnings per share of common stock:
Basic	$.69	$.54	$1.96	$1.48
Diluted	$.67	$.53	$1.91	$1.44
Common stock outstanding (in thousands):
Basic	25,034	24,507	24,959	24,435
Diluted	25,782	25,190	25,669	25,066

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2005	2004	2005	2004
	(unaudited, $ in thousands except per share amounts)
EBITDA: (1)
Net earnings	$17,285	$13,250	$49,011	$36,048
Interest expense	2,997	3,344	9,256	10,008
Provision for taxes on income	10,594	8,121	30,039	22,094
Depreciation and amortization	13,725	14,015	42,670	41,403
	$44,601	$38,730	$130,976	$109,553

Capital expenditures	$29,555	$19,750	$93,118	$75,810
Acquisitions of business and marine equipment	$-	$-	$7,000	$11,085

	September 30,
	2005	2004
	(unaudited, $ in thousands)
Long-term debt, including current portion	$205,737	$251,397
Stockholders’ equity	$495,247	$414,634
Debt to capitalization ratio	29.3%	37.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS
	Third Quarter		Nine Months
	2005	2004	2005	2004
	(unaudited, $ in thousands)

Marine transportation revenues	$172,259	$153,114	$500,211	$437,672

Costs and expenses:
Costs of sales and operating expenses	110,776	93,579	317,223	272,626
Selling, general and administrative	16,663	16,887	50,235	47,619
Taxes, other than on income	3,077	3,293	8,884	10,475
Depreciation and amortization	12,999	13,286	40,521	39,148
	143,515	127,045	416,863	369,868

Operating income	$28,744	$26,069	$83,348	$67,804

Operating margins	16.7%	17.0%	16.7%	15.5%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2005	2004	2005	2004
	(unaudited, $ in thousands)

Diesel engine services revenues	$26,482	$20,275	$82,250	$63,908

Costs and expenses:
Costs of sales and operating expenses	19,489	15,102	61,231	47,269
Selling, general and administrative	3,391	3,041	9,741	9,092
Taxes, other than income	91	95	296	268
Depreciation and amortization	280	264	841	883
	23,251	18,502	72,109	57,512

Operating income	$3,231	$1,773	$10,141	$6,396

Operating margins	12.2%	8.7%	12.3%	10,0%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2005	2004	2005	2004
	(unaudited, $ in thousands)

General corporate expenses	$2,027	$1,887	$6,242	$5,606
Loss (gain) on disposition of assets	$24	$43	$(1,963)	$241

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2005	2004	2005	2004

Ton Miles (in millions) (2)	4,027	4,238	11,900	12,294
Revenue/Ton Mile (cents/tm) (3)	4.3	3.6	4.2	3.6
Towboats operated (average) (4)	243	237	242	235
Delay Days (5)	2,080	1,658	7,159	5,839
Average cost per gallon of fuel consumed	$1.75	$1.16	$1.55	$1.04
Tank barges:
Active			889	888
Inactive			71	49
Barrel capacities (in millions):
Active			16.6	16.4
Inactive			1.4	.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Marine transportation revenues divided by ton miles. Example: Third quarter 2005 revenues of $172,259,000 divided by 4,027,000,000 ton miles = 4.3 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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